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                                                                     EXHIBIT 12
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Computation of Ratio of Earnings to Fixed Charges

(in millions, except ratios)

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
                                              Year ended December 31
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                                           1999   1998   1997   1996   1995
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                                                   (B)    (B)           (B)
Income from continuing operations before
 income taxes and cumulative effect of
 accounting change                        $1,052  $ 493  $ 570  $ 693  $ 455
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Fixed charges
  Interest costs                             123    152    166     98     82
  Estimated interest in rentals (A)           30     26     26     24     26
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Fixed charges as defined                     153    178    192    122    108
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Adjustments to income
  Interest costs capitalized                 (10)    (4)    (6)    (2)    (2)
  Losses of less than majority-owned
   affiliates, net of dividends               (2)     0      0      8     10
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  Income as adjusted                      $1,193  $ 667  $ 756  $ 821  $ 571
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Ratio of earnings to fixed charges          7.80   3.75   3.94   6.73   5.29
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(A) Represents the estimated interest portion of rents.
(B) Excluding the following significant unusual charges, the ratio of earnings to fixed charges was 6.08, 5.08, and 7.13 in 1998, 1997, and 1995, respectively.
  1998:
     $116 million in-process research and development charge, $178 million net litigation charge, $122 million exit and reorganization costs charge.
  1997:
     $220 million in-process research and development charge.
  1995:
     $96 million net litigation charge and $103 million exit and other reorganization costs charge.

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